EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal 2022

ELK GROVE VILLAGE, Ill., July 27, 2022 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company (the “Company”), today reported revenues and earnings for the fiscal quarter and fiscal year ended April 30, 2022.

Revenues increased $101.1 million, or 36 percent, to $378.9 million for fiscal 2022 compared to $277.7 million for fiscal 2021. Net income for fiscal 2022 was $9.9 million, compared to net income of $1.5 million for fiscal 2021. Basic and diluted income per share for fiscal 2022 was $2.04 and $1.92, respectively, compared to $0.36 for both basic and diluted income per share for fiscal 2021.

For the three months ended April 30, 2022, revenues increased $23.2 million, or 31 percent, to $99.2 million compared to $76.0 million for the same period in the prior year. Net income for the three-month period ended April 30, 2022, was $0.6 million compared to $1.6 million for the same period in the prior year. Basic and diluted income per share for the three months ended April 30, 2022, were $0.11 and $0.10, respectively, compared to basic and diluted income per share of $0.37 and $0.36, respectively, for the three months ended April 30, 2021.

Commenting on SigmaTron’s results for both the fourth quarter and fiscal year ended April 30, 2022, Gary R. Fairhead, Chief Executive Officer and Chairman of the Board, said, “SigmaTron is pleased to report a solid fourth quarter and an excellent fiscal year for 2022. For the fourth quarter, we posted pre-tax profits of $1.9 million on revenue of $99.2 million. I note that during the fourth quarter we absorbed the operating costs of Wagz for the entire quarter, which as an emerging growth company, was an expected loss.

For the fiscal year, we are reporting revenue of $378.9 million and pre-tax income of $14.2 million. During the year, we had two extraordinary accounting transactions that essentially negated each other. One was the forgiveness of the PPP loan and the other was the accounting impairment of the Wagz investment and notes on the closing of the Wagz transaction. Thus, the results for the year are not affected by any specific one-time event and reflect one of the strongest, if not the strongest, fiscal years in SigmaTron’s history. In addition, the fiscal year results include four months of Wagz operations, a continuing volatile electronic component marketplace which led to operational inefficiencies by default and a continuing disruption of operations related to COVID-19 and the various restrictions put in place in different jurisdictions. We are proud of our results for the year given those factors and excited about the opportunities that lay ahead.

“As mentioned, during fiscal 2022, we closed on the acquisition of Wagz. Wagz recently launched their Freedom® 1.2 Collar and the initial feedback is positive. We are most excited about the product roadmap we have laid out for the next 12-18 months and we think the opportunity for Wagz continues to grow every day. We believe we have the technology and the team to make our products best in class and Wagz the preeminent Pet Tech company in the industry.

“As mentioned above, the unprecedented marketplace for electronic components continues with no end in sight. Demand continues to exceed supply, which results in price increases and missed deliveries from the supply chain. I am not aware of any predictions of this ending in calendar 2022 and most of the experts have it extending until late calendar 2023 at a minimum. This continues to increase revenues through increased raw material cost, causes inventories to grow and puts pressure on working capital. In order to help address those issues, I’m pleased to announce that SigmaTron has closed an agreement with the Private Credit Group of TCW Asset Management Company (“TCW”). Our agreement with them will provide split lien subordinated debt in the amount of $40 million. We closed the transaction on July 18, 2022. In conjunction with the transaction with TCW, our primary lender, JP Morgan Chase, has extended our credit agreement to July 18, 2027 and increased our line of credit from $60 million to $70 million. This additional working capital will allow us to support the inventory growth under the current market conditions, the new opportunities that are starting and Wagz as they go through the customary launch of products to the Pet Tech market. We appreciate the support provided by JP Morgan Chase and look forward to working with TCW as the Company grows.

“Going forward, we have a record backlog and new opportunities that are expected to launch during fiscal 2023. Our end markets have continued to diversify with new customers and we are seeing new programs with our existing customers. The challenge of the supply chain remains difficult at best, but, all of our operational teams have done an incredible job of meeting those challenges head on and working closely with our customers to get products out as best we can. We have only seen a few customers start to push out orders and the balance are continuing to take whatever we can build to meet their requirements. This leads us to believe that we are headed into another strong fiscal year. The overall economy remains a concern, but at this time, we have not seen any significant weakness in the short term.

“As this is year end, I want to thank our customers, supply chain, our bank, JP Morgan Chase, our board of directors and our talented team of dedicated employees who have driven these excellent financial results. They did this in spite of continuing pandemic issues and a volatile and chaotic supply chain marketplace. Congratulations and well done to the team. We look forward to continuing to grow the Company and to take advantage of the opportunities that we see in both electronic manufacturing services and pet technology.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the risks inherent in any merger, acquisition or business combination including the December 31, 2021 transaction with Wagz; the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements, including the phase out of LIBOR; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 and variants which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, and caused plant closings or reduced operations thus reducing output at those facilities; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion in Ukraine and related sanctions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	April 30,	April 30,	April 30,	April 30,
	2022	2021	2022	2021

Net sales	99,227,925	76,043,944	378,866,424	277,718,672

Cost of products sold	88,581,264	68,036,179	334,434,553	252,766,475

Gross profit	10,646,661	8,007,765	44,431,871	24,952,197

Selling and administrative expenses	8,226,718	5,868,520	28,902,071	21,562,413
Impairment of notes receivable and investment	-	-	6,300,235	-

Operating income	2,419,943	2,139,245	9,229,565	3,389,784

Gain on extinguishment of long-term debt	-	-	(6,282,973)	-
Other expense	491,574	212,144	1,346,680	1,291,024

Income before income tax	1,928,369	1,927,101	14,165,858	2,098,760

Income tax expense	1,286,825	361,542	4,301,690	557,741

Net income	$641,544	$1,565,559	$9,864,168	$1,541,019

Net income per common share - basic	$0.11	$0.37	$2.04	$0.36

Net income per common share - assuming dilution	$0.10	$0.36	$1.92	$0.36

Weighted average number of common equivalent
shares outstanding - assuming dilution	6,246,580	4,357,478	5,129,234	4,301,981

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2022	2021

Assets:

Current assets	218,944,139	141,553,863

Machinery and equipment-net	35,973,215	34,186,918

Deferred income taxes	856,863	1,647,143
Intangibles	12,409,478	1,996,749
Goodwill	13,320,534	-
Other assets	12,127,048	14,788,734

Total assets	$293,631,277	$194,173,407

Liabilities and stockholders' equity:

Current liabilities	132,501,195	85,315,249

Long-term obligations	72,796,085	48,309,097

Stockholders' equity	88,333,997	60,549,061

Total liabilities and stockholders' equity	$293,631,277	$194,173,407

For Further Information Contact:
SigmaTron International, Inc.
James J. Reiman
1-800-700-9095